Exhibit 23.1

Kost Forer Gabbay & Kasierer Menachem Begin 144, Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-2-5622555 ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the registration statement (Form S-3) and the related prospectus of ReWalk Robotics Ltd. and its subsidiaries for the registration of ordinary shares, warrants and debt securities and to the incorporation by reference therein of our report dated February 24, 2022, with respect to the consolidated financial statements of ReWalk Robotics Ltd. and its subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer
KOST, FORER, GABBAY & KASIERER
A Member of Ernst & Young Global

Tel Aviv, Israel
March 30, 2022